Exhibit 99.2

Genesis Energy, L.P. Upsizes and Prices Public Offering of Senior Notes

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) today announced that it has priced a public offering of $600,000,000 in aggregate principal amount of 8.250% senior unsecured notes due 2029 (the “notes”). The offering of the notes was upsized from the previously announced $550,000,000 in aggregate principal amount of the notes. The price to investors will be 98.961% of the principal amount of the notes. The notes will be co-issued with our subsidiary, Genesis Energy Finance Corporation, and will be guaranteed, with certain exceptions, by substantially all of our existing and future subsidiaries other than our unrestricted subsidiaries. We intend to use a portion of the net proceeds from the offering of the notes to fund the purchase price and accrued and unpaid interest for all of our 6.500% senior unsecured notes due 2025 that are validly tendered and accepted for payment in our concurrent tender offer and the redemption price and accrued and unpaid interest for any 6.500% senior unsecured notes due 2025 that remain outstanding after the completion or termination of our concurrent tender offer and the remainder for general partnership purposes, including repaying a portion of the borrowings outstanding under our credit facility. The offering of the notes is expected to settle and close on December 7, 2023, subject to customary closing conditions.

BofA Securities Wells Fargo Securities, LLC, Capital One Securities, Inc., Regions Securities LLC, SMBC Nikko Securities America, Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Citizens Capital Markets, Inc., Fifth Third Securities, Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc. and Truist Securities, Inc. are acting as joint book-running managers for the offering and Comerica Securities, Inc. is acting as co-manager. A copy of the final prospectus supplement and accompanying base prospectus relating to this offering, when available, may be obtained from:

BofA Securities

NC1-004-03-43

200 North College Street, 3rd floor

Charlotte, NC 28255-0001

Attn: Prospectus Department

E-mail: dg.prospectus_requests@bofa.com

You may also obtain these documents for free, when they are available, by visiting the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offer of the notes is being made only through the prospectus supplement and accompanying base prospectus, each of which is part of our effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission.

This press release is not an offer to purchase any of the 6.500% senior unsecured notes due 2025 and does not constitute a notice of redemption under the indenture governing the 6.500% senior unsecured notes due 2025. The concurrent tender offer is being made only by and pursuant to the terms of an Offer to Purchase, dated November 30, 2023 and the related letter of transmittal.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, soda and sulfur services, marine transportation and onshore facilities and transportation. Genesis’ operations are primarily located in the Gulf Coast region of the United States, Wyoming and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, no assurance can be given that our goals will be achieved, including statements regarding our ability to successfully close the offering and to use the net proceeds as indicated above. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Dwayne Morley

VP – Investor Relations

(713) 860-2536